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                                                                      EXHIBIT 15

               AWARENESS LETTER OF INDEPENDENT PUBLIC ACCOUNTANTS


November 6, 1998

Union Pacific Resources Group Inc.
777 Main Street
Fort Worth, Texas 76102

We are aware that Union Pacific Resources Group Inc. has incorporated by reference in its Registration Statements No. 333-22655 and No. 333-52605 on Form S-3 and No. 333-22613 and No. 333-35641 on Form S-8 its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated October 21, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP
Fort Worth, Texas